Exhibit 13.1

CERTIFICATION

The certification set forth below is being submitted in connection with the Annual Report on Form 20-F of Bunzl plc for the fiscal year ended December 31, 2003 (the “Report”) for the purpose of complying with Rule 13a-14(b) or Rule 15d-14(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Section 1350 of Chapter 63 of Title 18 of the United States Code.

Anthony J. Habgood, Chairman of Bunzl plc, and David M. Williams, the Finance Director of Bunzl plc, each certifies that, to the best of his knowledge:

1. the Report fully complies with the requirements of Section 13(a) or 15(d) of the Exchange Act; and

2. the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of Bunzl plc.

Date: April 8, 2004

Bunzl plc

By:	/s/ A.J. HABGOOD

Name:	A.J. Habgood
Title:	Chairman

By:	/s/ D.M. WILLIAMS

Name:	D.M. Williams
Title:	Finance Director